                                                                    EXHIBIT 23.1

                        REPORT OF INDEPENDENT AUDITORS



To the Board of Directors of
Guangdong Gosun Communication Equipment Sales Co., Ltd.
(**************)


     We have audited the accompanying consolidated balance sheets of Guangdong Gosun Communication Equipment Sales Co., Ltd. ("the Company") as of December 31, 2000 and 1999 and the related consolidated statements of income, owners' equity and cash flows for the year ended December 31, 2000 and the period from August 16, 1999 to 31 December 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Guangdong Gosun Communication Equipment Sales Co., Ltd. as of December 31, 2000 and 1999 and the consolidated results of its operations and its cash flows for the year ended December 31, 2000 and the period from August 16, 1999 to December 31, 1999, in conformity with generally accepted accounting principles in the United States of America.


                                                    /s/ BDO International

                                                    Certified Public Accountants

Hong Kong, March 15, 2001

            GUANGDONG GOSUN COMMUNICATION EQUIPMENT SALES CO., LTD.
                                 **************

                          CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                                                    December 31,           December 31,
                                                                                        2000                   1999
                                                                                ------------------     ------------------
                                                                                        US$                    US$
Current assets
  Cash and cash equivalents                                                            158,927                290,493
  Accounts receivable                                                                  152,498                      -
  Advances to suppliers                                                                224,019                  9,951
  Other receivables (Note 2)                                                           325,130                 73,673
  Income taxes recoverable                                                               4,272                      -
  Inventories (Note 3)                                                                 780,798                131,365
  Amounts due from affiliates (Note 5)                                                 504,401                110,859
                                                                                ------------------     ------------------
Total current assets                                                                 2,150,045                616,341


Advance capital contribution (Note 5)                                                   59,179                      -
Amounts due from affiliates (Note 5)                                                   501,551                      -
Deposits                                                                               199,746                 12,951
Property, plant and equipment, net (Note 4)                                            476,551                235,588
                                                                                ------------------     ------------------

Total assets                                                                         3,387,072                864,880
                                                                                ==================     ==================

                         LIABILITIES AND OWNERS' EQUITY

Current liabilities
  Accounts payable                                                                     725,049                       -
  Accrued employee compensation and benefits                                            34,500                   2,857
  Other payables and accrued expenses (Note 9)                                         912,855                 443,393
  Amounts due to affiliates (Note 5)                                                    17,448                 128,994
  Note payable (Note 7)                                                                      -                 133,400
  Short term bank loans (Note 8)                                                       483,092                       -
                                                                                ------------------     ------------------
Total current liabilities                                                            2,172,944                 708,644

Amount due to equity owner (Note 6)                                                    156,401                       -
                                                                                ------------------     ------------------
Total liabilities                                                                    2,329,345                 708,644
                                                                                ------------------     ------------------

Commitments and contingencies (Note 12)

Owners equity
  Paid-in capital                                                                      893,720                 193,237
  Retained earnings (accumulated loss) (Note 11)                                       113,697                 (37,001)
                                                                                ------------------     ------------------
Total owners equity                                                                  1,007,417                 156,236
                                                                                ------------------     ------------------
Minority interest                                                                       50,310                       -
                                                                                ------------------     ------------------

Total liabilities and owners equity                                                  3,387,072                 864,880
                                                                                ==================     ==================

*****On behalf of the Board


---------------------------------------------------              ---------------------------------------------------
**Director: *****                                                           ****Financial Controller: *****

       See accompanying notes to the consolidated financial statements.


            GUANGDONG GOSUN COMMUNICATION EQUIPMENT SALES CO., LTD.
                                 **************

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                                 January 1, 2000            August 16, 1999
                                                                                        to                         to
                                                                                   December 31,               December 31,
                                                                                       2000                       1999
                                                                                 -----------------          ----------------
                                                                                       US$                        US$
Revenue
 Sales of goods, net                                                                 11,852,766                    29,201
 Agency service (Note 1 and 5)                                                        2,344,905                    52,001
                                                                                     14,197,671                    81,202
                                                                                 -----------------          ----------------

Cost of revenue
 Cost of goods sold                                                                  11,214,573                    40,578
 Agency service                                                                         564,608                         -
                                                                                 -----------------          ----------------

                                                                                     11,779,181                    40,578
                                                                                 -----------------          ----------------


Gross profit                                                                          2,418,490                    40,624

Other operating income, net                                                              87,958                     3,942

                                                                                      2,506,448                    44,566

Selling expenses                                                                      1,555,294                    78,803
General and administrative expenses                                                     801,631                     2,764
                                                                                 -----------------          ----------------

Operating income (loss)                                                                 149,523                   (37,001)
                                                                                 -----------------          ----------------

Other income (expenses)
Interest income                                                                           2,276                         -
Interest expenses                                                                       (11,178)                        -
                                                                                 -----------------          ----------------

Total other expenses, net                                                                (8,902)                        -
                                                                                 -----------------          ----------------


Income before income taxes                                                              140,621                   (37,001)
Income taxes (Note 10)                                                                        -                         -
                                                                                 -----------------          ----------------

Net income (loss)                                                                       140,621                   (37,001)

Minority interest                                                                        10,077                         -
                                                                                 -----------------          ----------------

Net income (loss)                                                                       150,698                   (37,001)
                                                                                 =================          ================
*****On behalf of the Board



---------------------------------------------------              ---------------------------------------------------
**Director: *****                                                           ****Financial Controller: *****

       See accompanying notes to the consolidated financial statements.

            GUANGDONG GOSUN COMMUNICATION EQUIPMENT SALES CO., LTD.
                                 **************

                   CONSOLIDATED STATEMENTS OF OWNERS' EQUITY

                                                                             Retained
                                                                             earnings              Total
                                                         Paid in           (accumulated           owners'
                                                         capital              loss)               equity
                                                     --------------    -----------------     --------------
                                                           US$                 US$                  US$
Balance, August 16, 1999                                       -                    -                  -

 Contribution of capital, August 16, 1999                193,237                    -            193,237
 Net loss for the period from
    August 16, 1999 to December 31, 1999                       -              (37,001)           (37,001)
                                                     --------------    -----------------     --------------
Balance, December 31, 1999                               193,237              (37,001)           156,236
  Net income for the year ended
    December 31, 2000                                          -              150,698            150,698
  Contribution of capital                                700,483                    -            700,483
                                                     --------------    -----------------     --------------


Balance, December 31, 2000                               893,720              113,697          1,007,417
                                                     ==============    =================     ==============

        See accompanying notes to the consolidated financial statements

            GUANGDONG GOSUN COMMUNICATION EQUIPMENT SALES CO., LTD.
                                 **************

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          January 1, 2000          August 16, 1999
                                                                                to                       to
                                                                           December 31,              December 31,
                                                                               2000                     1999
                                                                         -----------------        -----------------
                                                                                US$                      US$
Cash flows from operating activities
 Net income (loss)                                                             140,621                  (37,001)
 Adjustments to reconcile net income (loss) to
   net cash provided by operating activities
    Depreciation                                                                75,977                    4,824
    Increase (decrease) from changes in
      Accounts receivable                                                     (152,498)                       -
      Advances to suppliers                                                   (214,068)                  (9,951)
      Other receivables                                                       (438,252)                 (86,624)
      Income taxes receivable                                                   (4,272)                       -
      Inventories                                                             (353,503)                   2,035
      Amounts due from affiliates                                           (1,191,023)                (110,859)
      Accounts payable                                                         725,049                        -
      Accrued employee compensation and benefits                                31,643                    2,857
      Other payables and accrued expenses                                      469,462                  443,393
      Note payable                                                            (133,400)                       -
                                                                         -----------------        -----------------
Net cash provided by (used in) operating activities                         (1,044,264)                 208,674
                                                                         -----------------        -----------------

Cash flows from investing activities
  Acquisition of property, plant and equipment                                (316,939)                (240,412)
  Advance capital contribution                                                 (59,179)                       -
                                                                         -----------------        -----------------
Net cash used in investing activities                                         (376,118)                (240,412)
                                                                         -----------------        -----------------

Cash flows from financing activities
  Advances from (repayment to) affiliates, net                                (111,546)                 128,994
  Capital contributed by minority interest of subsidiary                        60,386                        -
  Capital contribution                                                         700,483                  193,237
  Advances from equity owner                                                   156,401                        -
  Proceeds from short term bank loan                                           724,638                        -
  Repayment of short term bank loan                                           (241,546)                       -
                                                                         -----------------        -----------------
Net cash provided by financing activities                                    1,288,816                  322,231
                                                                         -----------------        -----------------

Net increase (decrease) in cash and cash equivalents                          (131,566)                 290,493
Cash and cash equivalents, beginning of period                                 290,493                        -
                                                                         -----------------        -----------------
Cash and cash equivalents, end of period                                       158,927                  290,493
                                                                         =================        =================

Supplemental disclosure of cash flow information
  Interest paid                                                                 11,178                        -
  Income taxes paid                                                              4,272                        -

Supplemental disclosure of significant non-cash transactions
 Acquisition of inventories from an affiliate                                  295,930                  133,400

       See accompanying notes to the consolidated financial statements.

            GUANGDONG GOSUN COMMUNICATION EQUIPMENT SALES CO., LTD.
                                 **************

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Basis of Presentation and Summary of Significant Accounting Policies

   Reorganisation

   Guangdong Gosun Communication Equipment Sales Co., Ltd. ("Gosun" or "the Company") was organized under the laws of the People's Republic of China ("the PRC") as a private limited liability company on September 15, 2000 to acquire and continue the businesses conducted by Guangdong Gosun Communication Chain Operation Company Limited ("Guangdong Chain Operation") and Guangzhou Jiexun Communication Equipment Limited ("Jiexun"), both private limited liability companies established under the laws of the PRC.

   Guangdong Chain Operation was established on August 16, 1999 and Jiexun was established on December 29, 1999. On August 22, 2000, the owners of Jiexun contributed their entire equity interest in Jiexun in exchange for equity interests in Guangdong Chain Operation. Further, on September 19, 2000 the owners of Guangdong Chain Operation contributed their entire equity interests in Guangdong Chain Operation in exchange for equity interests in Gosun.

   The above reorganization is a re-organization of entities under common control and is accounted for in a manner similar to pooling-of-interest. As a result, the financial statements present the financial positions, the related results of operation, owners' equity, and cash flows of the Company as if the companies had been combined for all periods presented.

   On September 20, 2000, together with Beijing Gosun Equipment Co., Ltd., Guangdong Chain Operation formed Shanghai Gosun Communication Chain Operation Co., Ltd. ("Shanghai Chain Operation"), a private limited liability company established under the laws of the PRC. Guangdong Chain Operation holds 66.7% and Beijing Gosun Equipment Co., Ltd. holds the remaining 33.3%. The majority owner of Guangdong Chain Operation has a significant interest in Beijing Gosun Equipment Co., Ltd.

   Business Conducted

   The principal activities of the Company and its subsidiaries are the retail sale and distribution of telecommunication equipment and related products, and acting as an agent of cellular and paging services providers. Guangdong Chain Operation is a primary agent of a related company, Guangdong Gosun Communication Development Company Limited ("GGCD"), a paging service provider in the PRC and a licensed primary agent of China Mobile Communications Corporation ("China Mobile"), one of two exclusive cellular communications providers in the PRC. As of December 31, 2000, Guangdong Chain Operation has twenty-one directly owned chain stores operating in the PRC.

   The Guangdong Chain Operation commenced its business on December 1, 1999 by acquiring the assets of two retail stores from Guangdong Provincial Gosun Communication Technology Development Corporation ("GPGCTD"), a prior trading arm of the Guangdong provincial government which had since been dissolved. Inventories were acquired from GPGCTD in two tranches at agreed upon prices determined by the Company and GPGCTD totalling US$429,330 which approximated their market values at the dates of acquisition of December 1, 1999 and January 1, 2000, respectively. The senior management of the Company had been members of the senior management of GPGCTD.

            GUANGDONG GOSUN COMMUNICATION EQUIPMENT SALES CO., LTD.
                                 **************

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Basis of Presentation and Summary of Significant Accounting Policies - Continued

   Basis of Accounting and Principles of Consolidation

   The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"). All material intercompany transactions have been eliminated.

   Foreign Currency Translation and Transactions

   The functional currency of the Company is Renminbi ("RMB") and the financial records are maintained and the financial statements prepared in RMB.

   Foreign currency transactions during the period are translated into United States dollars ("US$") at the exchange rates ruling at the transaction dates. Gain and loss resulting from foreign currency transactions are included in the income statement. When assets, liabilities and equity denominated in RMB are translated into US$, translation adjustments are included as a component of owners' equity. Exchange rates between US$ and RMB were fairly stable during the periods presented. Due to the stability of the exchange rates, there was no adjustment in owners' equity.

   For the purpose of preparing these financial statements, the financial statements in RMB have been translated into US$ at US$1.00 = RMB8.28.

   Property, Plant and Equipment and Depreciation

   Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method to allocate the cost of depreciable assets over their estimated useful lives.

                                                                  Estimated
                                                                 Useful Life
                                                                  (in years)
                                                               ---------------
   Leasehold improvements                                              4
   Motor vehicles                                                      4
   Office equipment                                                 4-10

   When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in operations.

   Long-lived Assets

   The Company periodically reviews their long-lived assets for impairment based upon the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the asset is written down to its net realizable value.

            GUANGDONG GOSUN COMMUNICATION EQUIPMENT SALES CO., LTD.
                                 **************

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Basis of Presentation and Summary of Significant Accounting Policies - Continued


   Inventories

   Inventories are stated at the lower of cost or market. Cost is calculated using the first in first out method. Market value is determined by reference to the sales proceeds of items sold in the ordinary course of business after the balance sheet date or to management estimates based on prevailing market conditions.

   Cash and Cash Equivalents

   Cash and cash equivalents include cash on hand, cash accounts, interest-bearing savings accounts, and time certificates of deposit with an original maturity of three months or less.

   Revenue Recognition

   Revenue from goods sold is recognized when the risk of loss for goods is passed to the buyer, which is at the time of delivery. Agency service income is recognized when the services on which the agency service income is calculated are provided.

   Income Taxes

   Income taxes are accounted for using the liability method, which requires an entity to recognize deferred tax liabilities and assets. Deferred income taxes are recognized based on the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in future years. Further, the effects of enacted tax laws or rate changes are included as part of deferred tax expense or benefit in the year that covers the enactment date. A valuation allowance will be provided when there is an uncertainty that a deferred tax benefit will be realized.

   Fair Value of Financial Instruments

   The carrying amounts of certain financial instruments, including cash, accounts receivable and payable approximate their fair values as of December 31, 2000 and December 31, 1999 because of the relatively short-term maturity of these instruments. Fair value of the amounts due to or from affiliates cannot be readily determined because of the nature of the related party transactions.

   Use of Estimates

   The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported
amounts of revenues and expenses during the reporting period.    Actual results
could differ from those estimates.

            GUANGDONG GOSUN COMMUNICATION EQUIPMENT SALES CO., LTD.
                                 **************

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Basis of Presentation and Summary of Significant Accounting Policies - Continued

   Pensions and Other Postretirement Benefits

   No retirement or postretirement benefits are provided other than a statutory defined contribution plan. According to PRC statutory requirements, the Company and its subsidiaries have to contribute 11% to 22.5% of the basic salaries of employees as retirement benefits to a government agency. The amount contributed was US$18,863 and nil for the year ended December 31, 2000 and the period from August 16, 1999 to December 31, 1999, respectively. All contributions are dealt with in the income statements.

   New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized as income in the period of change. SFAS No. 133 as amended by SFAS No. 138 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 has not had a significant effect on the financial statements.

   Staff Accounting Bulletin 101 ("SAB 101"), Revenue Recognition in Financial Statements, summarizes some of the SEC's interpretations of the application of generally accepted accounting principles to revenue recognition. Revenue recognition under SAB 101 was initially effective for the Company's first quarter 2000 financial statements. However, SAB 101B, which was released June 26, 2000, delayed adoption of SAB 101 until no later than the fourth fiscal quarter 2000. Changes resulting from SAB 101 require that a cumulative effect of such changes for 1999 and prior years be recorded as an adjustment to net income on January 1, 2000 plus adjust the statement of operations for the three months ended in the quarter of adoption. The adoption of SAB 101 has not had a significant effect on the financial statements.

            GUANGDONG GOSUN COMMUNICATION EQUIPMENT SALES CO., LTD.
                                 **************

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2 - Other Receivables

                                                   December 31,       December 31,
                                                      2000               1999
                                                 --------------     --------------
                                                      US$                US$
Advances to staff                                     125,471          72,464
Deposits to suppliers                                  18,478               -
Value added tax recoverable                            83,419               -
Others                                                 97,762           1,209
                                                 --------------     --------------

                                                      325,130          73,673
                                                 ==============     ==============

                                                   December 31,       December 31,
                                                      2000               1999
                                                 --------------     --------------
                                                      US$                US$

Merchandise                                          780,798          131,365
                                                 ==============     ==============

Note 4 - Property, Plant and Equipment, net

   Property, plant and equipment consists of:

                                                   December 31,    December 31,
                                                      2000            1999
                                                 --------------  --------------
                                                      US$             US$

Leasehold improvements                               313,478       221,408
Motor vehicles                                       126,733        14,300
Office equipment                                     117,141         4,704
                                                 --------------  --------------
                                                     557,352       240,412
Less accumulated depreciation                         80,801         4,824
                                                 --------------  --------------
                                                     476,551       235,588
                                                 ==============  ==============

   Depreciation charged to operations was US$75,977 and US$4,824 for the year ended December 31, 2000 and for the period from August 16, 1999 to December 31, 1999, respectively.

            GUANGDONG GOSUN COMMUNICATION EQUIPMENT SALES CO., LTD.
                                 **************

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 5 - Due from and to affiliates

   The majority owner of the Company owns significant interests in several other companies including Guangdong Gosun Communication Development Company Limited ("GGCD"), Guangdong Gosun Network Science & Technology Inc. ("GGNST"), Beijing Gosun Communication Development Co., Ltd. ("BGCD"), Shanghai Gosun Network Science & Technology Co., Ltd. ("SGNST"), Guangdong Gosun Internet Information Industry Co. Ltd. ("GGIII"), Guangdong Provincial Gosun Communication Guangzhou Limited ("GPGCG"), and Guangzhou City Gosun Communication Technology Company Limited ("GCGCT").

   The following is a summary of balances with affiliated companies:

                                                                         December 31,          December 31,
                                                                            2000                  1999
                                                                         ------------          ------------
Due from affiliates:                                                          US$                   US$
Guangdong Gosun Communication Development Company Limited
  ("GGCD")                                                                    244,793               110,859
Guangdong Gosun Network Science & Technology Inc.
  ("GGNST")                                                                   412,179                     -
Beijing Gosun Communication Development Co., Ltd. ("BGCD")                     18,773                     -
Shanghai Gosun Network Science & Technology Co., Ltd.
  ("SGNST")                                                                    68,986                     -
Guangdong Gosun Internet Information Industry Co., Ltd.
  ("GGIII")                                                                    89,372                     -
Dongguan Gosun Network Science & Technology Co., Ltd.
  ("DGNST")                                                                   171,849                     -
                                                                         ------------          ------------

                                                                            1,005,952               110,859
                                                                         ============          ============

                                                                         December 31,          December 31,
                                                                            2000                  1999
                                                                         ------------          ------------
Due from affiliates:                                                          US$                   US$
Guangdong Gosun Internet Information Industry Co., Ltd.
  ("GGIII")                                                                    17,448                     -
Guangdong Provincial Gosun Communication Guangzhou Limited
  ("GPGCG")                                                                         -               120,773
Guangzhou City Gosun Communication Technology
  Company Limited ("GCGCT")                                                         -                 8,221
                                                                         ------------          ------------

                                                                               17,448               128,994
                                                                         ============          ============

   From time to time, funds were advanced to or obtained from the above related companies. The amounts due to or from these companies are interest-free, unsecured and without fixed terms of repayment.

            GUANGDONG GOSUN COMMUNICATION EQUIPMENT SALES CO., LTD.
                                 **************

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 5 - Due from and to affiliates - Continued

   GGCD operates a paging service in Guangzhou. The Company earned agency service income from GGCD for the provision of services to their subscribers by way of facilitating accounts opening and collection of subscriber fees. The agency service income earned was US$774,398 and US$52,000 for the periods from January 1, 2000 to December 31, 2000 and from August 16, 1999 to December 31, 1999, respectively. The amounts due from GGCD represent unpaid agency fees and expenses paid on behalf of GGCD to be recovered.

   GGNST is the parent company of a group of companies carrying on paging service and internet service provider ("ISP") business. The amounts due from GGNST represent temporary cash advance.

   SGNST is an ISP in Shanghai established in late 2000. It shares office space and staff with Shanghai Chain Operation. For the year ended December 31, 2000, operating expenses in the amount US$53,247 was charged to SGNST on an equal sharing basis.

   GGIII operates an ISP business. The Company acquired internet network cards from GGIII amounting to US$39,146 as merchandise for resale during the year. The amount due to GGIII represents unpaid purchase cost and amount due from GGIII represents temporary cash advance.

   DGNST is a company jointly established by Guangdong Chain Operation and GGIII on January 11, 2001 of which Guangdong Chain Operation owns 49%. An amount of RMB490,000, equivalent to US$59,179, was advanced to DGNST in December 2000 for capital contribution. In addition, inventories totalling US$60,328 were sold to DGNST. The amounts due from DGNST represent funds held for capital contribution, outstanding purchase price of inventories and expenses paid on behalf of DGNST to be recovered.


Note 6 - Amount Due to Equity Owner

   Amount due to equity owner represents cash advanced from a brother of the majority owner. The amount due is interest-free, unsecured and without fixed terms of repayment.


Note 7 - Note Payable

   As described in Note 1, Guangdong Chain Operation acquired inventories from GPGCTD at a consideration of RMB3,554,848, equivalent to US$429,330, which was an agreed upon price determined by both parties and which approximated the market values of the inventories as at dates of acquisition. The purchase consideration was satisfied by an interest-free and unsecured note payable to GPGCTD of that amount and it was fully repaid in May 2000. GPGCTD, which had since been dissolved, had been a trading arm of the Guangdong provincial government. The senior management of the Company had been members of the senior management of GPGCTD.

            GUANGDONG GOSUN COMMUNICATION EQUIPMENT SALES CO., LTD.
                                 **************

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8 - Short Term Bank Loans

   Short term loans are obtained from creditworthy commercial banks in PRC to finance operations. The loan is guaranteed by an affiliate, Guangdong Gosun Network Science & Technology Inc.. Details of the bank loans are as follows:

                                               Outstanding               Prevailing         Maturity
     December 31, 2000                          principal               interest rate         date
                                     ---------------------------
                                                          US$
                                        RMB           equivalent
Loan 1                                  2,000,000        241,546            5.115%        25 March 2001
Loan 2                                  2,000,000        241,546           5.3625%       20 August 2001
                                     ------------     ----------

                                        4,000,000        483,092
                                     ============     ==========

  Loan interest charged to operations for the year ended December 31, 2000 was US$9,938.

Note 9 - Other Payables and Accrued Expenses

                                                         December 31,          December 31,
                                                            2000                  1999
                                                         ------------          ------------
                                                             US$                    US$

Security deposits from staff                               139,007                     -
Security deposits from sub-agents                          162,591                     -
Deposits received from suppliers                            30,193                     -
Advances from customers                                     75,305
Temporary loans from staff                                 224,420                     -
Accrued expenses                                           114,778                42,719
Temporary advance from GPGCTD                                    -               241,546
Value added tax payable                                     20,349                     -
Accrued office renovation costs                             67,745               156,020
Others                                                      78,467                 3,108
                                                         ------------          ------------

                                                           912,855               443,393
                                                         ============          ============

   The security deposits from staff and sub-agents, deposits received from suppliers, advances from customers and temporary loans from staff are interest-free.

            GUANGDONG GOSUN COMMUNICATION EQUIPMENT SALES CO., LTD.
                                 **************

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10 - Income Taxes

   The standard enterprise income tax rate in PRC is 33% of which 30% is attributable to the central government and 3% to the provincial government. Newly established commercial enterprises, on application and approval by the tax bureau, are exempted from enterprise income taxes in respect of income earned during their first year of operation. The Company and its subsidiaries are in different stages of enjoying the above tax incentive program.

   Significant components of the Company's estimated deferred tax assets and liabilities as of December 31, 2000 and 1999 are as follows:

                                                                           December 31,           December 31,
                                                                               2000                   1999
                                                                        ------------------      -----------------
                                                                                US$                    US$
Deferred tax assets
 Net operating loss carry forward                                                   26,527                      -
 Pre-operating expenses written off                                                  7,223                      -
 Depreciation                                                                       15,028                      -
                                                                        ------------------      -----------------
Total deferred tax assets                                                           48,778                      -
  Valuation allowance for net deferred tax assets                                  (48,778)                     -
                                                                        ------------------      -----------------

Net deferred tax assets                                                                  -                      -
                                                                        ==================      =================


  The principal differences between taxes on income computed at the applicable statutory income tax rates and recorded income tax expenses are as follows:

                                                                           January 1,              August 16,
                                                                             2000                    2000
                                                                              to                      to
                                                                          December 31,            December 31,
                                                                              2000                    1999
                                                                       ------------------       -----------------
Statutory tax rates applied to income before                                                                    -
  income taxes                                                                     46,405
Changes in valuation allowance                                                     36,568                       -
Income tax incentive program                                                      (82,847)                      -
Others                                                                               (126)                      -
                                                                       ------------------       -----------------

                                                                                        -                       -
                                                                       ==================       =================

            GUANGDONG GOSUN COMMUNICATION EQUIPMENT SALES CO., LTD.
                                 **************

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11 - Restrictions on Retained Earning in PRC

   In accordance with relevant PRC regulations, all local entities are required to appropriate 10% of its net income after income taxes to the statutory surplus reserve, and 5% to 10% of its net income after income taxes to the statutory staff welfare fund. Under PRC accounting principles, both appropriations must be made before the distribution of dividends to equity owners.

   The statutory surplus reserve is non-distributable in nature but can be used to offset previous years' losses or be converted into paid-in capital. The statutory staff welfare fund is also non-distributable and can be used only for the collective benefit of employees such as the construction of dormitories, cafeteria and other employee welfare facilities. Both reserves to be classified as retained earnings in the financial statements. As of December 31,2000, no profit appropriations to the reserves have yet been made by the Company and its subsidiaries.


Note 12 - Commitments and Contingencies

   Lease Commitments

   Future minimum lease payments under operating leases with non-cancelable lease terms in excess of one year are as follows:

                                                             US$

Year ending December 31,
  2001                                                     459,891
  2002                                                     434,573
  2003                                                     276,588
  2004                                                     193,354
  2005 and thereafter                                       61,643
                                                        -----------

                                                         1,426,049
                                                        ===========

   Rental expense was US$362,254, and US$13,264 for the year ended December 31,2000 and the period from August 16, 1999 to December 31, 1999, respectively.

   There are no other material commitments and contingencies as of December 31, 2000.


Note 13 - Subsequent Events

   On January 12, 2001, the shareholders of Holmes Microsystems, Inc. ("HOMM"), a company listed on the Over-the-Counter Bulletin Board, entered into an exchange agreement with the equity owners of Gosun. Pursuant to the Exchange Agreement, the Gosun equity owners will transfer all of their equity interests in Gosun to HOMM in exchange for 89% of the issued and outstanding shares of HOMM after giving effect to the share exchange.

            GUANGDONG GOSUN COMMUNICATION EQUIPMENT SALES CO., LTD.
                                **************

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  Page
Report of Independent Auditors                                        1
Consolidated Balance Sheets                                           2
Consolidated Statements of Income                                     3
Consolidated Statements of Owners' Equity                             4
Consolidated Statements of Cash Flows                                 5
Notes to Consolidated Financial Statements                       6 - 15

            GUANGDONG GOSUN COMMUNICATION EQUIPMENT SALES CO., LTD.
                                **************

                       Consolidated Financial Statements
                 For the year ended December 31, 2000 and the
               period from August 16, 1999 to December 31, 1999